SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.      )

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PACCAR INC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 12, 2008

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of PACCAR Inc, which will be held at the Meydenbauer Center, 11100 N.E. 6th Street, Bellevue, Washington, at 10:30 a.m. on April 22, 2008.

The principal business of the Annual Meeting is stated on the attached Notice of Annual Meeting of Stockholders. We will also provide an update on the Company’s activities. The Board of Directors recommends a vote FOR Items 1 and 2 and AGAINST Items 3 and 4.

Your VOTE is important. Whether or not you plan to attend the Annual Meeting, please vote your proxy either by mail, telephone or over the Internet.

Sincerely,

Mark C. Pigott
Chairman of the Board and
Chief Executive Officer

Notice of Annual Meeting of Stockholders

The Annual Meeting of Stockholders of PACCAR Inc will be held at 10:30 a.m. on Tuesday, April 22, 2008, at the Meydenbauer Center, 11100 N.E. 6th Street, Bellevue, Washington, for these purposes:

1.	To elect three directors to serve three-year terms ending in 2011.

2.	To amend the Certificate of Incorporation to increase the authorized common shares from four hundred million (400,000,000) to one billion two hundred million (1,200,000,000).

3.	To vote on a stockholder proposal regarding the supermajority vote provisions.

4.	To vote on a stockholder proposal regarding a director vote threshold.

5.	To transact such other business as may properly come before the meeting.

Stockholders entitled to vote at this meeting are those of record as of the close of business on
February 26, 2008.

IMPORTANT: The vote of each stockholder is important regardless of the number of shares held. Whether or not you plan to attend the meeting, please complete and return your proxy form.

Directions to the Meydenbauer Center can be found on the back cover of the attached Proxy Statement.

By order of the Board of Directors

J. M. D’Amato
Secretary
Bellevue, Washington
March 12, 2008

PROXY STATEMENT

The Board of Directors of PACCAR Inc issues this proxy statement to solicit proxies for use at the Annual Meeting of Stockholders at 10:30 a.m. on April 22, 2008, at the Meydenbauer Center in Bellevue, Washington. This proxy statement includes information about the business matters that will be voted upon at the meeting. The proxy statement and proxy form were first sent to stockholders on or about March 12, 2008.

GENERAL INFORMATION

Voting Rights

Stockholders eligible to vote at the meeting are those identified as owners at the close of business on the record date, February 26, 2008. Each outstanding share of common stock is entitled to one vote on all items presented at the meeting. At the close of business on February 26, 2008, the Company had 366,395,905 shares of common stock outstanding and entitled to vote.

Stockholders may vote in person at the meeting or by proxy. Execution of a proxy does not affect the right of a stockholder to attend the meeting. The Board recommends that stockholders exercise their right to vote by promptly completing and returning the proxy form either by mail, telephone or the Internet.

Voting by Proxy

Mark C. Pigott and John M. Fluke, Jr., are designated proxy holders to vote shares on behalf of stockholders at the 2008 Annual Meeting. The proxy holders are authorized to:

•	vote shares as instructed by the stockholders who have properly completed and returned the proxy form;

•	vote shares as recommended by the Board when stockholders have executed and returned the proxy form, but have given no instructions; and

•	vote shares at their discretion on any matter not identified in the proxy form that is properly brought before the Annual Meeting.

The Trustee for the PACCAR Inc Savings Investment Plan (the SIP) votes shares held in the SIP according to each member’s instructions on the proxy form. If the proxy form is not returned or is returned without voting instructions, the Trustee will vote the shares in direct proportion to the shares for which it has received timely voting instructions, as provided for in the SIP.

Proxy Voting Procedures

The proxy form allows registered stockholders to vote in one of three ways:

Mail.  Stockholders may complete, sign, date and return the proxy form in the pre-addressed, postage-paid envelope provided.

Telephone.  Stockholders may call the toll-free number listed on the proxy form and follow the voting instructions given.

Internet.  Stockholders may access the Internet address listed on the proxy form and follow the voting instructions given.

Telephone and Internet voting procedures authenticate each stockholder by using a control number. The voting procedures will confirm that your instructions have been properly recorded. Stockholders who vote by telephone or Internet should not return the proxy form.

Stockholders who hold shares through a broker or agent should follow the voting instructions received from that broker or agent.

Revoking Proxy Voting Instructions.  A proxy may be revoked by a later-dated proxy or by written notice to the Secretary of the Company at any time before it is voted. Stockholders who hold shares through a broker should contact the broker or other agent if they wish to change their vote after executing the proxy.

Online Availability of Annual Meeting Materials

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held at 10:30 a.m. on April 22, 2008 at Meydenbauer Center, Bellevue, Washington. The 2008 proxy statement and the 2007 Annual Report to stockholders are available on the Company’s Website at www.paccar.com/2008annualmeeting/.

Stockholders who hold shares in a bank or brokerage account who previously elected to receive the annual meeting materials electronically and now wish to change their election and receive paper copies may contact their bank or broker to change their election.

Stockholders who receive annual meeting materials electronically will receive a notice when the proxy materials become available with instructions on how to access them over the Internet.

Multiple Stockholders Sharing the Same Address

Registered stockholders at a shared address who would like to discontinue receipt of multiple copies of the annual report and proxy statement in the future should contact Wells Fargo Shareowner Services at 1.877.602.7615 or P.O. Box 64854, St. Paul, Minnesota 55164-0854. Street name stockholders at a shared address who would like to discontinue receipt of multiple copies of the annual report and proxy statement in the future should contact their bank or broker.

Some street name stockholders elected to receive one copy of the 2007 Annual Report and 2008 Proxy Statement at a shared address prior to the 2008 Annual Meeting. If those stockholders now wish to change that election, they may do so by contacting their bank, broker, or PACCAR at 425.468.7520 or P.O. Box 1518, Bellevue, Washington 98009.

Vote Required and Method of Counting Votes

The presence at the Annual Meeting, in person or by duly authorized proxy, of a majority of all the stock issued and outstanding and having voting power shall constitute a quorum for the transaction of business.

Item 1:	Election of Directors

Directors are elected by a plurality of the votes cast for the election of directors. If a stockholder does not vote for the election of directors because the authority to vote is withheld, because the proxy is not returned, because the broker holding the shares does not vote or because of some other reason, the shares will not count in determining the total number of votes for each nominee. The Company’s Certificate of Incorporation does not provide for cumulative voting. Proxies signed and returned unmarked will be voted FOR the nominees for Class I Director.

If any nominee is unable to act as director because of an unexpected occurrence, the proxy holders may vote the proxies for another person or the Board of Directors may reduce the number of directors to be elected.

Item 2:	Amend Certificate of Incorporation to Increase Authorized Common Shares

The affirmative vote of two-thirds (2/3) of the shares outstanding is required for the adoption of an amendment of the Certificate of Incorporation to increase the authorized number of common shares. If the “abstain” box on the proxy is checked, it will count as a vote against the proposal. Proxies that are signed and returned unmarked will be voted FOR the proposal. Brokers who hold shares in accounts for their clients and are not given instructions on how to vote on this proposal do not have discretion to vote and should return the proxy unmarked on Item 2 (a “broker nonvote”). Broker nonvotes will count as a vote against the proposal.

Items 3 and 4: Stockholder Proposals

To be approved, each item must receive the affirmative vote of a majority of shares present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions will count as a vote against each item. Broker nonvotes do not affect the voting calculations. Proxies that are signed and returned unmarked will be voted AGAINST Items 3 and 4.

Expenses of Solicitation

Expenses for solicitation of proxies will be paid by the Company. Solicitation will be by mail, except for any electronic, telephone, or personal solicitation by directors, officers and employees of the Company, which will be made without additional compensation. The Company has retained Georgeson Shareholder Communications to aid in the solicitation of stockholders for a fee of approximately $8,500 plus reimbursement of expenses. The Company will request banks and brokers to solicit proxies from their customers and will reimburse those banks and brokers for reasonable out-of-pocket costs for this solicitation.

STOCK OWNERSHIP

The following person is known to the Company to be the beneficial owner of more than five percent of the Company’s common stock as of December 31, 2007 (amounts shown are rounded to whole shares):

	Shares	Percent
Name and Address of Beneficial Owner	Beneficially Owned	of Class

James C. Pigott	18,426,327 (a)	5.02
1405 42nd Avenue East Seattle, WA 98112

The following list shows the shares of common stock beneficially owned by (1) each director, (2) the Chief Executive Officer and the other four most highly compensated executive officers (collectively the “Named Officers”), and (3) by all directors and executive officers as a group as of February 26, 2008 (amounts shown are rounded to whole share amounts):

	Shares		Percent
Name	Beneficially Owned		of Class

James G. Cardillo	164,563	(b)	*
Alison J. Carnwath	7,154	(c)	*
John M. Fluke, Jr	25,988	(c)	*
Kenneth R. Gangl	40,473	(b)	*
Stephen F. Page	20,995	(c)	*
Robert T. Parry	8,815	(c)	*
James C. Pigott	18,428,026	(d)	5.0
Mark C. Pigott	6,351,651	(e)(f)	1.7
Thomas E. Plimpton	282,736	(b)	*
William G. Reed, Jr	679,603	(c)(e)	*
Michael A. Tembreull	471,903	(b)	*
Harold A. Wagner	62,753	(c)	*
Charles R. Williamson	9,982	(c)	*
Total of all directors and executive officers as a group (18 individuals)	26,730,840		7.3

*Does not exceed one percent

(a)	Of the 18,426,327 shares, he has sole voting power over 10,783,862 shares and sole investment power over 10,853,437 shares. He has shared voting power over 7,567,989 shares held by charitable trusts of which he is a co-trustee and shared investment power over 7,446,678 shares held by a charitable trust over which he is a co-trustee. The total shares also include 74,476 shares held by a charitable trust over which his spouse has voting and investment power and to which beneficial ownership is disclaimed.

(b)	Includes shares allocated in the Company’s SIP for which the participant has sole voting and investment power as follows: J. G. Cardillo 33,467; K. R. Gangl 5,188; T. E. Plimpton 43,196; M. A. Tembreull 87,497. Includes deferred cash awards accrued as stock units without voting rights under the Deferred Compensation Plan (the DC Plan) and the Long Term Incentive Plan (the LTIP) as follows: T. E. Plimpton 11,443; M. A. Tembreull 131,763. Includes restricted shares for which the participant has voting power as follows: J. G. Cardillo 10,739; K. R. Gangl 8,153; T. E. Plimpton 21,357; M. A. Tembreull 27,545. Also includes options to purchase shares exercisable as of February 26, 2008, as follows: J. G. Cardillo 116,607; K. R. Gangl 17,406; T. E. Plimpton 193,373; M. A. Tembreull 118,742.

(c)	Includes shares in the Restricted Stock and Deferred Compensation Plan for Non-Employee Directors (the RSDC Plan) over which the participant has sole voting but no investment power. Also includes deferred stock units without voting rights as follows: S. F. Page 13,321; R. T. Parry 1,699; H. A. Wagner 38,115; C. R. Williamson 4,978.

(d)	Includes the 18,426,327 shares included in footnote (a) and 1,699 shares awarded January 2, 2008 under the Restricted Stock and Deferred Compensation Plan for Non-Employee Directors.

(e)	Includes shares held in the name of a spouse and/or children to which beneficial ownership is disclaimed.

(f)	Includes 61,840 shares allocated in the Company’s SIP for which he has sole voting and investment power over all shares; deferred cash awards accrued as 116,421 stock units under the DC Plan and the LTIP, 290,230 restricted shares for which he has sole voting power; and 1,308,892 shares owned by a corporation over which he has no voting or investment power. Also includes options to purchase 1,845,768 shares exercisable as of February 26, 2008.

ITEM 1:	ELECTION OF DIRECTORS

Three Class I Directors are to be elected at the meeting. The persons named below have been designated by the Board as nominees for election as Class I Directors for a term expiring at the Annual Meeting of Stockholders in 2011. All of the nominees are currently serving as Directors of the Company.

BOARD NOMINEES FOR CLASS I DIRECTORS
(TERMS EXPIRE AT THE 2011 ANNUAL MEETING)

JOHN M. FLUKE, JR., age 65, is chairman of Fluke Capital Management, L.P., a private investment company, and has held that position since 1990. He is a director of Tully’s Coffee Corporation. He has served as a director of the Company since 1984.

STEPHEN F. PAGE, age 68, served as vice chairman and chief financial officer and a director of United Technologies Corporation (UTC), a provider of high-technology products and services to the building systems and aerospace industries, from 2002 until his retirement in April 2004. From 1997 to 2002 he was president and chief executive officer of Otis Elevator Co., a subsidiary of UTC. He is also a director of Lowe’s Companies, Inc., and Liberty Mutual Holding Company Inc. He has served as a director of the Company since 2004.

MICHAEL A. TEMBREULL, age 61, is Vice Chairman of the Company and has held that position since January 1995. He also serves as the Company’s principal financial officer. He was Executive Vice President from January 1992 to January 1995 and Senior Vice President from September 1990 to January 1992. He has served as a director of the Company since 1994.

CLASS II DIRECTORS (TERMS EXPIRE AT THE 2009 ANNUAL MEETING)

JAMES C. PIGOTT, age 71, is president of Pigott Enterprises, Inc., a private investment company, and has held that position since 1983. He was chairman and chief executive officer of Management Reports and Services, Inc., a provider of business services, from 1986 until December 1999. He is the uncle of Mark C. Pigott, a director of the Company. He has served as a director of the Company since 1972.

MARK C. PIGOTT, age 54, is Chairman and Chief Executive Officer of the Company and has held that position since January 1997. He was a Vice Chairman of the Company from January 1995 to December 31, 1996, Executive Vice President from December 1993 to January 1995, Senior Vice President from January 1990 to December 1993 and Vice President from October 1988 to December 1989. He is the nephew of James C. Pigott, a director of the Company. He has served as a director of the Company since 1994.

WILLIAM G. REED, JR., age 69, was chairman of Simpson Investment Company, a forest products holding company and the parent of Simpson Timber Company, from 1971 through June 1996. He served as chairman of the board of Safeco Corporation from January 2001 through December 2002 and as lead independent director from 2000 to 2004. He is a director of Safeco Corporation, The Seattle Times Company and Washington Mutual, Inc. He has served as a director of the Company since 1998.

CHARLES R. WILLIAMSON, age 59, was chairman and chief executive officer of Unocal Corporation, the California-based energy company, from 2001 until Unocal merged with Chevron Corporation in August 2005. He served as executive vice president of Chevron from August 2005 until his retirement in December 2005. He served as a director of Unocal from 2000 to 2005. He held a variety of technical and management positions with Unocal around the world. Mr. Williamson was the chairman of the US-ASEAN Business Council from 2002 to 2005. He is a director of the Weyerhaeuser Company and Talisman Energy Inc. He has served as a director of the Company since 2006.

CLASS III DIRECTORS (TERMS EXPIRE AT THE 2010 ANNUAL MEETING)

ALISON J. CARNWATH, age 55, is non-executive chairman of MF Global Ltd., a Bermuda-based financial services firm. She is also a senior adviser to Lexicon Partners, an independent corporate finance advisory firm, and chairman of the management board and investment committees at ISIS Equity Partners, LLP, a private equity firm, both based in the United Kingdom. She was chairman of The Vitec Group plc, a British supplier of products and services to the broadcast and media industries, from April 1999 to October 2004 and was its chief executive officer during 2001. She was a managing director of Donaldson Lufkin & Jenrette, Inc., a New York based investment bank, from 1997 to 2000. She is a director of Friends Provident plc, Land Securities Group plc and Man Group plc, all United Kingdom listed companies. She has served as a director of the Company since 2005.

ROBERT T. PARRY, age 68, was president and chief executive officer of the Federal Reserve Bank of San Francisco from 1986 until his retirement in June 2004. In that position, he served on the Federal Open Market Committee of the Federal Reserve System, the governmental body that sets monetary policy and interest rates. He is also a director of Countrywide Financial Corporation, Countrywide Bank and Janus Capital Group Inc. He has served as a director of the Company since 2004.

Retiring Class III Director

HAROLD A. WAGNER, age 72, was non-executive chairman of Agere Systems Inc., a provider of communications components from 2001 until its acquisition by LSI, Inc in 2007. He served as chairman and chief executive officer of Air Products and Chemicals, Inc., a supplier of industrial gases, related equipment and chemicals, from 1992 to 2000, and as its chairman, chief executive officer and president from 1992 to 1998. He is a director of CIGNA Corporation, Maersk Inc. and United Technologies Corporation. Mr. Wagner also serves on the Business Advisory Council of A. P. Moller, Inc. He has served as a director of the Company since 1999 and is retiring from the Board of Directors effective April 21, 2008.

Incoming Class III Director

GREGORY M.E. SPIERKEL, 51, is chief executive officer of Ingram Micro Inc, a leading California-based technology distributor, and has held that position since June 2005. He previously served as president from March 2004 to June 2005. During his ten year tenure with the company he held other senior positions including executive vice president. He was elected by the Board to serve for the remainder of Harold. A. Wagner’s term as a Class III director.

THE BOARD RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

ITEM 2:	PROPOSAL TO AMEND CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED COMMON SHARES

It is recommended that the stockholders adopt an amendment to the Fourth Article of the Certificate of Incorporation to increase the authorized number of shares of common stock of the Company from four hundred million (400,000,000) to one billion two hundred million (1,200,000,000). The full text of the proposed amendment is set forth as Appendix A to this proxy statement. On February 26, 2008, the Company had issued and outstanding 366,395,905 shares of common stock, 2,428,900 shares of common stock held in treasury and 19.5 million shares of common stock reserved for issuance under Company benefit plans.

The additional shares of common stock to be authorized by the proposed amendment will, if issued, be identical to the shares of common stock now authorized and outstanding. Shares of common stock of the Company do not carry any preemptive rights. The increase in authorized common stock will not affect the terms or the rights of holders of existing shares of common stock.

As a result of prior stock dividends, the Company is approaching the limit of its authorized common stock. Accordingly, the Board of Directors has proposed to increase the number of authorized shares of common stock as described above. This increase will provide the Company with flexibility in the future by assuring availability of sufficient authorized but unissued common stock for possible stock splits, stock dividends, acquisitions, financing requirements and other corporate purposes without the necessity of further stockholder action (except as may be required by applicable law, regulation or stock exchange rules). Other than the issuance of shares of common stock in the ordinary course under Company benefit plans, the Company has no plan, commitment, arrangement, understanding or agreement, either written or oral, regarding the issuance of common stock subsequent to the increase in the number of authorized shares. The issuance of additional common stock may result in some dilution of the stock ownership of existing stockholders. The proposed amendment could permit the Board of Directors to issue shares of common stock in transactions that could make a takeover of the Company more difficult.

Stockholders have approved an increase in authorized shares twice since 1996. These approvals have enabled the Company to declare four 50 percent stock dividends since 2002. On each occasion, Company stockholders received one additional share for every two shares held. A stockholder who paid $7,171 for 100 shares of Company stock on February 26, 2002 has 506 shares on February 26, 2008 with an approximate value of $23,000, an appreciation of 300 percent.

The affirmative vote by the holders of two-thirds (2/3) of the shares of common stock outstanding is required for the adoption of an amendment of the Certificate of Incorporation to increase the number of authorized shares of common stock. The Board of Directors believes that it is in the best interests of the Company and its stockholders to authorize the additional shares of common stock.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 2.

BOARD GOVERNANCE

The Board of Directors has determined that the following persons are independent directors as defined by NASDAQ Rule 4200: Alison J. Carnwath, John M. Fluke, Jr., Stephen F. Page, Robert T. Parry, James C. Pigott, William G. Reed, Jr., Gregory M.E. Spierkel, Harold A. Wagner and Charles R. Williamson.

The Board of Directors maintains a corporate governance section on its Website which includes key information about its governance practices. The Company’s Corporate Governance Guidelines, its Board committee charters and its Code of Business Conduct are located at www.paccar.com/company/corporateresponsibility/boardofdirectors.asp. Stockholders may contact the Board of Directors by writing to: The Board of Directors, PACCAR Inc, 11th Floor, P O. Box 1518, Bellevue, WA 98009, or by e-mailing PACCAR.Board@paccar.com. The Corporate Secretary will receive, process and acknowledge receipt of all written stockholder communications. Suggestions or concerns involving accounting, internal controls or auditing matters will be directed to the audit committee chairman. Concerns regarding other matters will be directed to the individual director or committee named in the correspondence. If no identification is made, the matter will be directed to the executive committee of the Board.

The Board of Directors met four times during 2007. Each member attended at least 75 percent of the combined total of meetings of the Board of Directors and the committees of the Board on which each served. All Company directors are expected to attend each annual stockholder meeting. All directors attended the annual stockholder meeting in April 2007.

The Board has four standing committees. The members of each committee are listed below with the chairman of each committee listed first:

Nominating and
Audit	Compensation	Executive	Governance
Committee	Committee	Committee	Committee

W. G. Reed, Jr.	J. M. Fluke, Jr.	M. C. Pigott	J. C. Pigott
J. M. Fluke, Jr.	A. J. Carnwath	J. C. Pigott	S. F. Page
S. F. Page	R. T. Parry	W. G. Reed, Jr.	H. A. Wagner
H. A. Wagner	C. R. Williamson

Audit Committee

The Audit Committee has responsibility for the selection, evaluation and compensation of the independent auditors and approval of all services they provide. The Committee reviews the annual and quarterly financial statements, monitors the integrity and effectiveness of the audit process, and reviews the corporate compliance programs. It monitors the Company’s system of internal controls over financial reporting and oversees the internal audit function. The Audit Committee charter describes the Committee’s responsibilities. It is posted at www.paccar.com/company/corporateresponsibility/auditcommittee.asp. All four members of the Audit Committee meet the independence and financial literacy requirements of the SEC and NASDAQ rules. The Board of Directors designated John M. Fluke, Jr., as audit committee financial expert. The Committee met six times in 2007.

Compensation Committee

The Compensation Committee has responsibility for reviewing and approving salaries and other compensation matters for executive officers. It administers the LTIP, the Senior Executive Yearly Incentive Compensation Plan and the Deferred Compensation Plan. The Committee establishes annual and long-term performance goals for executive officers. It also evaluates the CEO’s performance annually and approves the attainment of individual goals by the executive officers. The Committee has authority to employ a compensation consultant to assist in the evaluation of the compensation of the Company’s CEO or other executive officers. The Compensation Committee charter describes the Committee’s responsibilities. It is posted at www.paccar.com/company/corporateresponsibility/compensationcommittee.asp. All four members of the Compensation Committee meet the director independence requirements of the NASDAQ rules and the

‘‘outside director” requirements of Section 162(m) of the Internal Revenue Code. The Committee met five times in 2007.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for evaluating director candidates and selecting nominees for approval by the independent members of the Board of Directors. It also makes recommendations to the Board on corporate governance matters including director compensation.

The Committee has established written criteria for the selection of new directors, which is available at www.paccar.com/company/corporateresponsibility/boardguidelines.asp. To be a qualified director candidate, a person must have achieved significant success in business, education or public service, must not have a conflict of interest and must be committed to representing the long-term interests of the stockholders. In addition, the candidate must have the following attributes:

•	the highest ethical and moral standards and integrity;

•	the intelligence, education and experience to make a meaningful contribution to board deliberations;

•	the commitment, time and diligence to effectively discharge board responsibilities;

•	mature judgment, objectivity, practicality and a willingness to ask difficult questions; and

•	the commitment to work together as an effective group member to deliberate and reach consensus for the betterment of the stockholders and the long-term viability of the Company.

The Committee considers the names of director candidates submitted by management and members of the Board of Directors. It also considers recommendations by stockholders submitted in writing to: Chairman, Nominating and Governance Committee, PACCAR Inc, 11th Floor, P.O. Box 1518, Bellevue, WA 98009. The Committee engages the services of a private search firm from time to time to assist in identifying and screening director candidates. The Committee evaluates qualified director candidates and selects nominees for approval by the independent members of the Board of Directors.

The Nominating and Governance Committee charter describes the Committee’s responsibilities. It is posted at www.paccar.com/company/corporateresponsibility/nominatingcommittee.asp. Each of the three Committee members meets the independence requirements of the NASDAQ rules. The Committee met four times in 2007.

Executive Committee

The Executive Committee acts on routine Board matters when the Board is not in session. The Committee took action three times in 2007.

COMPENSATION OF DIRECTORS

The non-employee directors reported the following compensation for the fiscal year ending December 31, 2007:

Summary Compensation

	Fees Earned or	Stock	All Other
	Paid in Cash (a)	Awards (b)	Compensation (c)	Total (d)
Name	($)	($)	($)	($)

A. J. Carnwath	$130,000	$64,613		$194,613
J. M. Fluke, Jr.	135,000	84,969		219,969
S. F. Page	125,000	86,850	$5,000	215,850
R. T. Parry	130,000	84,288	5,000	219,288
J. C. Pigott	120,000	84,969		204,969
W. G. Reed, Jr.	120,000	84,969	5,000	209,969
H. A. Wagner	125,000	84,969		209,969
C. R. Williamson	130,000	44,649	5,000	179,649

(a)	Fees for non-employee directors include the 2007 annual retainer of $75,000, board meeting fees of $7,500 per meeting and committee meeting fees of $5,000 per meeting. If elected or retired during the calendar year, the non-employee director receives a prorated retainer. A single meeting attendance fee was paid when a board and committee meeting were held on the same day. S. F. Page, H. A. Wagner and C. R. Williamson elected to defer retainer and meeting fees into stock units pursuant to the terms of the RSDC Plan described in the Narrative below.

(b)	The fair value of restricted stock awards to each non-employee director under the Restricted Stock and Deferred Compensation Plan For Non-Employee Directors (RSDC Plan) is determined based on the number of shares granted and the quoted price of the Company’s common stock on the grant date, and compensation expense is recognized over the requisite service period as defined in FAS 123(R). Amounts shown above represent compensation expense recognized in 2007 related to restricted stock awards made under the RSDC Plan for 2005, 2006 and 2007 calculated in accordance with FAS No. 123(R). Expense recognized for A. J. Carnwath, S. F. Page, R. T. Parry and C. R. Williamson is prorated based on the date of their initial Board membership. See Note P to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K. The grant date fair value of the restricted stock award granted on January 2, 2007, to each non-employee director is $90,000. On December 31, 2007, non-employee directors held the following total number of unvested shares of restricted stock: A. J. Carnwath 5,455; J. M. Fluke, Jr., 6,674; J. C. Pigott 6,674; W. G. Reed, Jr., 6,674; R. T. Parry 6,674; S. F. Page 6,674; H. A. Wagner 6,674; C. R. Williamson 3,304.

(c)	Directors participated in the Company’s matching gift program on the same basis as U.S. salaried employees. Under the program, the PACCAR Foundation matches donations participants make to eligible educational institutions up to a maximum annual donation of $5,000 per participant.

(d)	S. F. Page, H. A. Wagner and C. R. Williamson deferred some or all of their compensation earned in 2007. None of the deferred compensation earned interest that was in excess of 120 percent of the applicable federal long-term rate as prescribed under Section 1274(d) of the Internal Revenue Code. Perquisites were less than the $10,000 reporting threshold.

Narrative to Director Compensation Table

On the first business day of the year, each non-employee director receives $90,000 in restricted stock under the Restricted Stock and Deferred Compensation Plan for Non-Employee Directors (RSDC Plan). The number of shares received is determined by dividing $90,000 by the closing price of a share of Company stock on the first business day of the year. Non-employee directors elected during the calendar year receive a prorated award to reflect the number of calendar quarters the director will serve in the year of election. Restricted shares vest three years after the date of grant or upon mandatory retirement after age 72, death or disability. Directors receive dividends and voting rights on all shares during the vesting period. Effective January 1, 2008, the RSDC Plan was amended to allow directors to elect to receive a credit to the stock unit account in lieu of a grant of restricted stock. The account is credited with the number of shares otherwise applicable to the grant of restricted stock and subject to the same vesting conditions.

Non-employee directors may elect to defer all or a part of their cash retainer and fees to an income account or to a stock unit account under the RSDC Plan. The income account accrues interest at a rate equal to the simple combined average of the monthly Aa Industrial Bond yield averages for the immediately preceding quarter and is compounded quarterly. Stock unit accounts are credited with the number of shares of common stock that could have been purchased at the closing price of Company stock on the date the cash compensation is payable. Thereafter dividends earned are treated as if they were reinvested at the closing price of Company stock on the date the dividend is payable. The balances in a director’s deferred accounts are paid out at or after retirement or termination in accordance with the director’s deferred account election. The balance in the stock unit account is distributed in shares of the Company’s common stock.

The Company provides transportation for or reimburses non-employee directors for travel and out-of-pocket expenses incurred in connection with their services. It also pays or reimburses directors for expenses incurred to participate in continuing education programs.

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

Compensation Program Objectives and Structure

PACCAR’s compensation programs are designed to attract and retain high-quality executives, link incentives to the Company’s superior performance results and align the interests of management with those of stockholders. These programs offer compensation that is competitive with companies that operate in the same industries globally. PACCAR’s goal is to achieve superior performance measured against its industry peers. Under the supervision of the Compensation Committee of the Board of Directors (the “Committee”), composed exclusively of independent directors, the Company compensation objectives utilize programs that have delivered 69 consecutive years of net income, yearly dividends since 1941 and excellent stockholder returns. The compensation framework has these components:

•	base salaries;

•	annual cash incentives that focus on the attainment of Company yearly profitability and individual business unit goals; and

•	an equity- and cash-based Long Term Incentive Plan (“LTIP”) that focuses on long-term growth in stockholder value, including three-year performance versus industry peers as measured by growth in net income, return on sales and return on capital. The equity-based compensation consists of stock options and restricted stock.

The Committee believes that this combination of salary, cash incentives and equity-based compensation provides appropriate incentives for executives to deliver superior business performance and stockholder returns.

The Named Executive Officers and all salaried employees participate in the Company’s retirement programs. The Named Executive Officers also participate in the Company’s unfunded Supplemental Retirement Plan described on page 22, which provides a retirement benefit to those employees affected by the maximum benefit limitations permitted for qualified plans by the Internal Revenue Code and other qualified plan benefit limitations. The Company does not provide any other significant perquisites or executive benefits to its Named Executive Officers.

Executive Compensation Criteria

The Compensation Committee considers a number of important factors when reviewing and determining executive compensation, including Company performance, individual performance and compensation for executives among peer organizations. The Committee also considers the opinion of the Chief Executive Officer when determining compensation for the executives that report to him.

Role of Compensation Consultant.  The Committee does not retain a compensation consultant on an annual basis and it did not retain one in 2007. In 2006, the Company retained Hewitt Associates (“Hewitt”) to provide comprehensive market survey and analyses regarding base salary, annual incentives and long-term incentives. Hewitt did not advise the Committee or make any recommendations regarding the data it supplied nor did it provide any other executive compensation services.

Industry Compensation Comparison Groups.  The Compensation Committee periodically utilizes information from industry-published compensation surveys as well as surveys conducted by outside consultants to determine if compensation for the Chief Executive Officer and other executive officers is competitive with the market. The Committee believes that comparative compensation information should be used in its deliberations, but it does not specify a “target” compensation level for any given executive but rather a range of compensation. The Committee has discretion to determine the nature and extent to which it will use comparative compensation data.

Compensation of the Named Executive Officers reflects the Committee’s consideration of comparative data and analysis from a Hewitt survey conducted in 2006 of 86 companies with median revenues of $11.3 billion. The Committee assessed 2006 pay levels for the Named Executive Officers based in part on the data provided by Hewitt and a comparison of Company compensation levels against the 50th percentile of the surveyed companies. That survey data indicated that the total direct compensation of each of the Named Executive Officers was within the competitive range. The Committee did not change the base salary or compensation levels for the Named Executive Officers in 2007. The 86 companies in the Hewitt survey included:

•	Air Products and Chemicals, Inc.
•	AMR Corporation
•	Baxter International Inc.
•	Burlington Northern Santa Fe Corp.
•	CHS Inc.
•	Colgate-Palmolive Company
•	Darden Restaurants, Inc.
•	Diageo North America, Inc.
•	Federal-Mogul Corporation
•	First Data Corporation
•	General Mills, Inc.
•	H. J. Heinz Company
•	International Truck & Engine Corp.
•	Kellogg Company
•	Marriott International, Inc.
•	MeadWestvaco Corporation
•	Molson Coors Brewing Co.
•	Northrop Grumman Corp.
•	Parker Hannifin Corp.
•	PPG Industries, Inc.
•	Qwest Communications
•	Rohm & Haas Company
•	Sempra Energy
•	TXU Corp.
•	UAL Corporation
•	Unisys Corporation
•	W.W. Grainger, Inc.
•	Weyerhaeuser Company
•	Xerox Corporation
•	Alcoa Inc.
•	Automatic Data Processing, Inc.
•	The Black & Decker Corporation
•	Campbell Soup Company
•	CenterPoint Energy
•	ConAgra Foods, Inc.
•	Dell Inc
•	Eastman Chemical Company
•	FedEx Corporation
•	Fortune Brands, Inc.
•	Goodrich Corporation
•	Halliburton Company
•	Johnson & Johnson
•	Kimberly-Clark Corporation
•	Masco Corporation
•	Medtronic, Inc.
•	NIKE, Inc.
•	Northwest Airlines, Inc.
•	PG&E Corporation
•	PPL Corporation
•	Raytheon Company
•	SAFECO Corporation
•	The Sherwin-Williams Co.
•	Time Warner
•	Unilever United States, Inc.
•	United Technologies Corp.
•	Washington Mutual, Inc.
•	The Williams Companies, Inc.
•	Yum! Brands, Inc.
•	ALLTEL Corporation
•	AutoZone, Inc.
•	Brunswick Corporation
•	CDW Corporation
•	The Coca Cola Company
•	CSX Corporation
•	DTE Energy Company
•	Emerson Electric Co.
•	Fifth Third Bancorp
•	General Dynamics Corporation
•	The Goodyear Tire & Rubber Co.
•	Harley-Davidson Motor Company Inc.
•	Johnson Controls, Inc.
•	L-3 Communication Corporation
•	McDonald’s Corporation
•	Merck & Co., Inc
•	NiSource Inc.
•	Occidental Petroleum Corp.
•	Phelps Dodge Corporation
•	Pulte Homes, Inc.
•	Reliant Energy, Inc.
•	Sara Lee Corporation
•	Southern Company
•	TYCO Healthcare
•	Union Pacific Railroad Co.
•	USG Corporation
•	Waste Management, Inc.
•	Wyeth

Peer Companies.  As part of its analysis of comparative data, the Committee includes compensation data from Peer Companies that comprise the index used in the stock performance graph set forth in the Company’s Annual Report on Form 10-K and page 28 of this proxy statement. In particular, the Company measures its financial performance against Peer Companies when evaluating achievement of the cash portion of the LTIP Company performance goal and applicable goals under the restricted stock share match program. The nine Peer Companies for the LTIP 2007-2009 cycle are:

•	ArvinMeritor Inc.
•	Dana Corporation
•	Ingersoll-Rand Company Ltd
•	Caterpillar Inc.
•	Deere & Company
•	Navistar International Corporation
•	Cummins Inc.
•	Eaton Corporation
•	Oshkosh Truck Corporation

In 2007, the Committee reviewed the Peer Companies in terms of financial performance. It ranked the peers on how closely they matched the Company on the following criteria: industrial comparability, revenues and return on sales. The Committee concluded that four of the Peer Companies no longer met one or more of the criteria and they were removed. Six new companies that met the criteria were added as Peer Companies. The Committee believes that the revised Peer Companies provide Company executives with a challenging and competitive group against which to compare their financial performance. Effective with the LTIP cycle beginning January 2008-2010, the following companies will be used as the Peer Companies for purposes of the share match program and for the company performance goal in the LTIP cash program.

•	Caterpillar Inc.
•	Deere & Company
•	Harley-Davidson, Inc.
•	Ingersoll-Rand Company Ltd
•	Cummins Inc.
•	Dover Corporation
•	Honeywell International Inc.
•	United Technologies Corporation
•	Danaher Corporation
•	Eaton Corp.
•	Illinois Tool Works Inc.

Elements of Total Compensation

The Company’s executive compensation program is comprised of: base salaries, annual cash incentives, and long-term incentives consisting of cash, stock options and restricted stock. The Committee made no significant changes to the compensation program for the Named Executive Officers during 2007.

Compensation Mix.  The Company’s executive compensation program structure includes a balance of annual and long-term incentives, cash and Company equity. At higher levels of responsibility within the Company, the senior executives have a larger percentage of total compensation at risk based on Company performance incentive programs. For 2007, the Committee approved a target allocation for the Chief Executive Officer of approximately 17 percent base salary, 17 percent annual cash incentives and 66 percent long-term incentives. The long-term incentives include over 40 percent of total compensation as equity awards. For the other Named Executive Officers, the target allocation as a group averaged 27 percent base salary, 18 percent annual cash incentives and 55 percent long-term incentives. The long-term incentives include approximately 31 percent of their total compensation as equity awards. The Company believes these allocations promote its objectives of profitable growth and superior long-term results.

Base Salary.  Base salary provides a fixed, baseline level of compensation that is not contingent upon Company performance. It is important that base salaries are competitive with industry peer companies to attract and retain executives. The midpoints of the base salary ranges are set at approximately the market median of the 2006 Hewitt survey, with minimums at 70 percent of the midpoint and maximums at 130 percent of the midpoint. An executive officer’s actual salary relative to this salary range reflects his or her responsibility, experience and individual performance.

The Committee reviews base salaries every 12 to 18 months and may or may not approve changes. In 2007, there were no adjustments to the base salaries of any of the Named Executive Officers. The Committee believes that the base salary of each of the Named Executive Officers is appropriate based on scope of responsibility, tenure with the Company, individual performance and competitive pay practices.

Annual Incentive Cash Compensation.  This program provides yearly cash incentives for the Named Executive Officers to achieve annual Company profit and business unit goals. The Committee sets annual performance goals and a threshold, target and maximum award for each Named Executive Officer, expressed as a percentage of base salary. Awards are measured on a scale and can range from $0 if less than 70 percent of the goal is achieved; a threshold of 40 percent of the target award if 70 percent of the goal is achieved and a maximum of 200 percent of the executive’s target award if achievement meets or exceeds 140 percent of goal.

A hallmark of the annual cash incentive program has been a consistent and rigorous focus on achieving the Company’s annual net profit goal. The Committee has chosen net profit, not EBITDA or operating profit, as the chief financial metric for this program because it is the primary indicator of corporate performance to stockholders. When setting incentive compensation goals for the Named Executive Officers, the Committee believes that corporate performance is an appropriate measure of individual performance. Accordingly, a substantial portion of the award for each Named Executive Officer is based upon Company performance relative to an overall net profit goal proposed by Company management and approved by the Committee in January of each year. The target level represents an amount of net profit that the Committee determines is attainable with outstanding performance under expected economic conditions. The remaining portion of the award for certain of the Named Executive Officers is based upon individual business unit performance goals determined by the Chief Executive Officer. The target for those performance goals is set to reward outstanding performance and to provide a challenging yet attainable goal. The Committee assesses annual goal achievement and approves awards for the Named Executive Officers.

Awards for the Named Executive Officers are subject to the terms of the Senior Executive Yearly Incentive Compensation Plan (the “Plan”) approved by the stockholders as required by Section 162(m) of the Internal Revenue Code. The maximum annual incentive cash award under the Plan is $4,000,000. The Committee, in its sole discretion, may reduce or eliminate (but not increase) any award earned by the Named Executive Officers based on an assessment of individual performance.

For 2007, the Company’s net profit was $1.227 billion which exceeded the target of $950 million. The Committee approved payouts of 158.4 percent of goal, which corresponds with achievement of 129.2 percent of the net profit target. The Committee approved payments consistent with the calculated goal achievement for each Named Executive Officer and did not exercise discretion to reduce or modify any payment. With respect to Mr. Cardillo, the Committee concluded that he exceeded the leadership goal after determining that targets on cost control, project completion and product testing were achieved. The Committee reviewed actions Mr. Gangl implemented to grow financial services revenue and expand the business. The finance company purchased the largest private leasing company in Germany and also set a new record for yearly pretax profit. As a result, the Committee concluded that both the business unit profit and growth targets were exceeded. The following table outlines the 2007 goals and incentive awards achieved for each Named Executive Officer.

	Financial			Award
	Performance and	Target	Performance	Achieved
	Individual	Award	Measure as	as a %
	Performance	as a % of	a % of	of
Named Executive Officer	Measures	Base Salary	Target	Goal

M. C. Pigott	Company Profit Goal	100	100	158.4
Chairman and Chief Executive Officer
M. A. Tembreull	Company Profit Goal	75	100	158.4
Vice Chairman
T. E. Plimpton	Company Profit Goal	70	100	158.4
President
J. G. Cardillo	Company Profit Goal	60	50	159.2
Executive Vice President	Business Leadership		50
K. R. Gangl	Company Profit Goal	55	40	140.1
Senior Vice President	Business Unit Profit		40
	Business Growth		20

Long-Term Incentive Compensation (LTI Plan).  The Company’s long-term incentive program is based on a multi-year performance period and provides annual grants of stock options, restricted stock and cash incentive awards. The LTI Plan aligns the interests of stockholders with those of executives to focus on long-term growth in stockholder value. The 2007 target for each element of the long-term compensation program for each Named Executive Officer is calculated as a percentage of base salary as indicated in the table below. These targets were evaluated in 2006 in the Hewitt survey and were not changed in 2007.

	Long-term	Stock	Restricted
Named Executive Officer	Cash	Options	Stock

M. C. Pigott	150%	375%	150%
M. A. Tembreull	100%	300%	60%
T. E. Plimpton	90%	300%	60%
J. G. Cardillo	70%	260%	50%
K. R. Gangl	60%	210%	40%

Long-term incentive compensation cash award.  This program focuses on long-term growth in stockholder value by providing an incentive for superior Company performance that is measured against Peer

Company performance over a three-year period. Company performance is measured by three-year compound growth in net income, return on sales and return on capital (weighted equally) as compared to the Peer Companies (“Company Performance Goal”). Named Executive Officers and all executive officers are eligible for a long-term incentive cash award based upon three-year performance goals approved by the Committee with a new performance period beginning every calendar year.

For the 2007-2009 cycle, the Committee approved the following goals:

	Financial Performance Measures
	and Individual Performance	Performance
	Measures for	Measures as a
Named Executive Officer	LTIP 2007-2009 Cycle	% of Target

M. C. Pigott	Company Performance Goal	100
M. A. Tembreull	Company Performance Goal	100
T. E. Plimpton	Company Performance Goal	100
J. G. Cardillo	Company Performance Goal	50
	Business Unit Leadership	50
K. R. Gangl	Company Performance Goal	50
	Business Unit Profit Goal	25
	Business Unit Growth	25

The Committee believes that three-year compound growth in net income, return on sales and return on capital are excellent indicators of the Company’s performance against the Peer Companies. The Company has used this rigorous comparison goal for over 10 years. During that period the Company demonstrated extraordinary performance against its peers and provided superior returns to stockholders. The target amount will be earned if the Company’s financial performance ranks above at least half of the Peer Companies. The maximum cash award amount will be earned if the Company’s financial performance ranks above all of the Peer Companies. No award will be earned if the Company’s financial performance ranks in the bottom 25 percent of the Peer Companies.

The remaining portion of the award for certain of the Named Executive Officers is based upon individual business unit goals determined by the Chief Executive Officer similar to those described above for the annual incentive plan, measured over a three-year performance cycle. The target amount will be earned if performance is 100 percent of goal and the maximum will be earned if performance is at least 150 percent of goal. No award will be earned if performance is below 75 percent of goal. The Committee assesses goal achievement for the prior three-year period in the April following completion of the applicable cycle and approves awards for the Named Executive Officers at such time.

In April 2007, the Committee determined the cash awards for the three-year period ending in 2006. One hundred percent of the award for Messrs. Pigott, Tembreull and Plimpton and fifty percent of the award for Messrs. Cardillo and Gangl was based on the Company Performance Goal. For the 2004-2006 LTIP cycle, the Company achieved superior results and ranked above all Peer Companies that reported earnings. The Committee approved the maximum payout of 200 percent of goal reflecting superior goal achievement for each Named Executive Officer and did not exercise discretion to reduce or modify any payment. The remaining 50 percent of the award for Mr. Cardillo was based on business unit profit. The goal was exceeded and the maximum payout was approved. Fifty percent of the award for Mr. Gangl was based on business unit profit and growth. A payout of 170 percent of goal was awarded. The long-term cash awards for 2005-2007 LTIP cycle had not been determined as of the date of this proxy statement.

The maximum amount that may be paid to any eligible participant in any year under this program is $6,000,000. The award is also subject to the conditions of payment set forth in the Long Term Incentive Plan, as required by Section 162(m) of the Internal Revenue Code. The Committee, in its sole discretion, may reduce or eliminate (but not increase) any award earned by the Named Executive Officers based on an assessment of individual performance.

Stock options.  The Committee includes stock options in its compensation program because stock options link the interests of executives directly with stockholders’ interests through increased individual stock ownership. Stock options are granted by the Committee once each year on a predetermined date after the fourth-quarter earnings release, and are not repriced. They become exercisable at the end of a three-year vesting period and expire ten years after the date of grant.

The Compensation Committee granted stock options on January 31, 2007. The number of options was determined by multiplying the executive’s base salary on January 1, 2007, by a target award percentage and dividing by the average closing price of the Company’s stock on the first five trading days of the year. The exercise price of stock options is the closing price of the Company’s stock on the date of grant, January 31, 2007. All stock options granted in 2007 vest and become exercisable on January 1, 2010, and remain exercisable until January 2017 unless the participant’s employment terminates for reasons other than retirement at age 65, or the participant is demoted to an ineligible position. Vesting may be accelerated in the event of a change of control.

Annual restricted stock program.  Performance-based restricted stock is included in the program because it provides an opportunity for executives to earn Company equity with performance-based compensation deductible under Section 162(m) of the Internal Revenue Code. The Committee sets a Company performance goal each January and restricted stock grants are made in the following year if the Committee determines that the performance goal is achieved. The restricted stock vests 25 percent per year over a four-year period beginning in the year following the grant. Unvested shares are forfeited upon termination unless termination is by reason of death, disability or retirement. All shares vest immediately upon a change in control. Each Named Executive Officer has the same rights as all other stockholders to vote the shares and receive cash dividends.

The Named Executive Officers received a grant of performance-based restricted stock on January 31, 2007, after the Committee determined that the performance goal of four percent return on 2006 sales was exceeded. The number of restricted shares granted was determined by multiplying the executive’s annual base salary by a target award percentage and dividing by the average closing price of the Company’s stock for the first five trading days of 2007. All awards were consistent with the target award percentage and the Committee did not exercise discretion to make any material adjustments. Twenty-five percent of the shares vested on January 1, 2008, and 25 percent of shares will vest on each successive January 1 through January 1, 2011.

Compensation of the Chief Executive Officer

The Committee applies the same compensation philosophy, policies and comparative data analysis to the Chairman and Chief Executive Officer as it applies to the other Named Executive Officers. The CEO is the only officer with overall responsibility for all corporate functions and, as a result has a greater percentage of his total compensation based on the overall financial performance of the Company. Under his leadership, the Company has significantly outperformed both its Peer Companies and the S&P 500 index for over ten years.

The Company has consistently generated excellent financial performance and the Committee approved a restricted stock match program for the Chairman and Chief Executive Officer in 2005 to allow increased equity ownership. Under the program, if the Chief Executive Officer purchases Company stock either by exercising stock options or through open market purchases, he may receive a matching award of restricted stock if rigorous performance goals are met. The program provides for a maximum of 562,500 restricted shares and an annual limit of 150,000 shares. In 2007, 37,500 shares were granted under the program to match an equal number of shares purchased through the exercise of stock options. Restricted match shares vest after five years if the Company’s earnings per share growth over the same five-year period meets or exceeds at least 50 percent of the Peer Companies. The Chief Executive Officer has the same rights as all other stockholders to vote the shares and receive cash dividends. With certain exceptions, all restricted match shares will be forfeited if the performance threshold is not achieved or if the Chief Executive Officer terminates employment with the Company during the vesting period. If the purchased shares are sold before the vesting period, an equal number of restricted match shares will be forfeited.

Deferral of Annual and Long-Term Performance Awards

The Committee administers a Deferred Compensation Plan which allows eligible employees to defer cash incentive awards into an income account or a stock unit account. Both accounts are unfunded and unsecured. This program provides tax and retirement planning benefits to participants and market-based returns on amounts deferred. Certain deferrals are subject to Internal Revenue Code Section 409A. Payouts from the income account are made in cash either in a lump sum or in a maximum of 15 annual installments in accordance with the executive’s payment election. Stock units credited under the Deferred Compensation Plan are disbursed in a one- time payment of Company shares. Participation in the Deferred Compensation Plan is voluntary. The Plan is described on page 23 of this proxy statement.

Effect of Post-Termination Events

The Company has no written employment agreement with its Chief Executive Officer, and it has no agreement to pay severance to any Named Executive Officer upon termination. Executive compensation programs provide full benefits only if a Named Executive Officer remains with the Company until the normal retirement at age 65. In general, upon a termination without cause a Named Executive Officer retains vested benefits but receives no enhancements or severance. In a termination for cause, the executive forfeits all benefits except those provided under a qualified pension plan. Annual and long-term cash incentives are prorated upon retirement or death and are awarded at the maximum level upon a change in control. The annual restricted stock grants become fully vested at retirement, death or a change in control. The Company believes that the benefits described in this section help it to attract and retain its executive officers by providing financial security in the event of certain qualifying terminations of employment or a change of control of the Company. The fact that the Company provides these benefits does not materially affect other decisions that the Company makes regarding compensation. The Company maintains a separation pay plan for all U.S. salaried employees that provides a single payment of up to six months of base salary in the event of job elimination in a business restructuring or reduction in force. The Named Executive Officers are eligible for the benefit on the same terms as any other eligible U.S. salaried employee.

Effect of Accounting or Tax Treatment

Company policy is to structure compensation arrangements that preserve tax deductions for executive compensation under Section 162(m) of the Internal Revenue Code. Cash awards paid to Named Executive Officers under the Senior Executive Yearly Incentive Compensation Plan and under the LTIP are subject to certain conditions of payment intended to preserve deductibility imposed under Section 162(m). The Committee establishes a yearly funding plan limit equal to a percentage of the Company’s net income and assigns each Named Executive Officer a percentage of each fund. In 2007, the funding limit for the Named Executive Officers under the Senior Executive Yearly Incentive Compensation Plan equaled three percent of Company’s net income and the limit for the LTIP equaled three quarters of one percent of the Company’s cumulative net income for the 2007-2009 performance cycle. The Committee can exercise discretion to reduce or eliminate any award earned by the Named Executive Officers based on an assessment of individual performance against preapproved goals. The cash incentive awards to the Named Executive Officers under both plans are subject to the preestablished funding and plan limits even if some or all of the executive’s performance goals have been exceeded. The Committee retains the flexibility to pay compensation that is not fully deductible within the limitations of Section 162(m) if it determines that such action is in the best interests of the Company and its stockholders in order to attract, retain and reward outstanding executives. The Company offers compensation programs that are intended to be tax efficient for the Company and for the executive officers.

Conclusion

The Company’s compensation programs are designed and administered in a manner consistent with its executive compensation philosophy and guiding principles. The programs emphasize the retention of key executives and appropriate rewards for excellent results. The Committee monitors these programs in recognition of the dynamic marketplace in which the Company competes for talent. The Company will continue to emphasize pay-for-performance and equity-based incentive programs that compensate executives for results that are consistent with generating outstanding performance for its stockholders.

COMPENSATION COMMITTEE REPORT

The Committee reviewed and discussed the Compensation Discussion and Analysis Section (CD&A) for 2007 with management. Based on the Committee’s review and its discussions with management, the Committee recommends to the Board of Directors that the Compensation Discussion and Analysis Section be included in the Company’s proxy statement for the 2008 Annual Meeting.

THE COMPENSATION COMMITTEE

J. M. Fluke, Jr., Chairman
A. J. Carnwath
R. T. Parry
C. R. Williamson

Summary Compensation

The Named Executive Officers reported the following compensation for the last fiscal year ended December 31, 2007:

						Change in
						Pension Value
						and
					Non-Equity	Nonqualified
					Incentive	Deferred
			Stock	Option	Plan	Compensation	All Other
Name and Principal			Awards	Awards	Compensation	Earnings	Compensation
Position	Year	Salary ($)	($) (a)	($) (b)	($) (c)	($) (d)	($) (e)	Total ($)

M. C. Pigott	2007	$1,300,000	$2,673,144	$1,310,749	$2,059,200	$935,940	$11,250	$8,289,811
Chairman & Chief Executive Officer	2006	1,282,692	840,663	1,308,777	3,804,168	1,371,714	11,000	8,619,014

M. A. Tembreull	2007	875,000	538,730	675,914	1,039,500	960,777	11,250	4,101,064
Vice Chairman (principal financial officer)	2006	862,885	505,827	699,418	2,040,313	1,261,036	11,000	5,380,479

T. E. Plimpton	2007	675,000	415,611	516,820	748,440	704,432	11,250	3,071,420
President	2006	659,788	385,368	513,821	1,430,834	931,121	11,000	3,931,932

J. G. Cardillo	2007	495,000	191,964	258,824	472,824	367,530	78,020	1,864,071
Executive Vice President	2006	441,154	170,596	214,682	612,490	334,385	184,700	1,958,007

K. R. Gangl	2007	440,000	205,321	193,073	339,042	225,040	11,250	1,413,724
Senior Vice President	2006	401,538	127,325	175,914	510,795	362,503	11,000	1,589,075

(a)	Represents compensation expense recognized in 2007 related to restricted stock awards made under the Company’s Long Term Incentive Plan (LTIP) on January 31, 2007, February 5, 2007, and April 25, 2006, calculated in accordance with FAS No. 123(R). For additional information concerning FAS 123(R) accounting assumptions, refer to Note P to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

(b)	Represents compensation expense recognized in 2007 related to stock options granted on January 31, 2007, January 26, 2006, and January 20, 2005, calculated in accordance with FAS No. 123(R). For additional FAS 123(R) accounting information, including the Company’s Black-Scholes-Merton option pricing model assumptions, refer to Note P to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

(c)	Represents the annual cash incentive awards earned in 2007 that were determined and paid in 2008 under PACCAR’s Senior Executive Yearly Incentive Compensation Plan. Long Term Performance Cash awards earned under PACCAR’s LTIP during the 2005-2007 cycle were not determinable as of the date of this proxy statement.

(d)	Represents the interest earned under the Deferred Compensation Plan in excess of 120 percent of the applicable federal long-term rate as prescribed under Section 1274(d) of the Internal Revenue Code (M. C. Pigott $212; M. A. Tembreull $4,519; T. E. Plimpton $4,044; J. G. Cardillo $2,694; K. R. Gangl $0), and the aggregate change in value during 2007 of benefits accrued under the Company’s qualified defined benefit retirement plan and Supplemental Retirement Plan (M. C. Pigott $935,728; M. A. Tembreull $956,259; T. E. Plimpton $700,388; J. G. Cardillo $364,837; K. R. Gangl $225,040. Amount for K. R. Gangl includes retirement benefits payable under his hiring agreement. Company retirement benefits are described in the accompanying Pension Benefits disclosure.

(e)	Represents Company matching contributions to the Company’s 401(k) Savings Investment Plan of $11,250 for each Named Executive Officer for 2007 and $11,000 for 2006 and $66,770 in tax equalization in connection with overseas assignment for J. G. Cardillo. Aggregate perquisites were less than $10,000 for each Named Executive Officer.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the Named Executive Officers during 2007.

					Estimated	All
					Future	Other
					Payouts	Stock	All Other
					Under	Awards:	Option
					Equity	Number	Awards:	Exercise
					Incentive	of	Number of	or Base	Grant Date Fair
		Estimated Future Payouts Under			Plan	Shares	Securities	Price of	Value of Stock
		Non-Equity Incentive Plan Awards			Awards	of Stock	Underlying	Option	And Option
Name and Principal	Grant	Threshold	Target	Maximum	Target	or Units	Options	Awards	Awards
Position	Date	($)	($)	($)	(#)	(#)	(#)	($/Sh)	($)

M. C. Pigott
Restricted Stock(a)	1/31/2007				44,907	NA			$2,001,368
Restricted Stock Match(b)	2/5/2007				37,500	NA			1,732,751
Stock Options(a)	1/31/2007						112,266	$44.56	1,133,363
LTIP Performance Cash(a)		$216,667	$1,950,000	$3,900,000
Annual Incentive Cash(c)		520,000	1,300,000	2,600,000

M. A. Tembreull
Restricted Stock(a)	1/31/2007				12,090	NA			538,730
Stock Options(a)	1/31/2007						60,450	44.56	610,263
LTIP Performance Cash(a)		97,222	875,000	1,750,000
Annual Incentive Cash(c)		262,500	656,250	1,312,500

T. E. Plimpton
Restricted Stock(a)	1/31/2007				9,327	NA			415,923
Stock Options(a)	1/31/2007						46,635	44.56	470,796
LTIP Performance Cash(a)		67,500	607,500	1,215,000
Annual Incentive Cash(c)		189,000	472,500	945,000

J. G. Cardillo
Restricted Stock(a)	1/31/2007				4,308	NA			192,276
Stock Options(a)	1/31/2007						29,640	44.56	299,226
LTIP Performance Cash(a)		19,250	346,500	693,000
Annual Incentive Cash(c)		59,400	297,000	594,000

K. R. Gangl
Restricted Stock(a)	1/31/2007				3,951	NA			176,057
Stock Options(a)	1/31/2007						21,279	44.56	214,819
LTIP Performance Cash(a)		14,667	264,000	528,000
Annual Incentive Cash(c)		19,360	242,000	484,000

(a)	Represents grants and awards under the Company’s Long Term Incentive Plan (LTIP) described on pages 14-16.

(b)	Represents shares awarded under the LTIP Restricted Share Match program described on page 16. The Grant Date Fair Value is based on the closing price of Company stock on February 5, 2007 of $46.21.

(c)	Represents awards under the Company’s Senior Executive Yearly Incentive Compensation Plan (IC) and described on page 13.

Outstanding Equity Awards at Fiscal Year-End

The following table shows all outstanding stock option and restricted stock awards held by the Named Executive Officers on December 31, 2007:

Option Awards (a)	Stock Awards
Equity	Equity
Incentive Plan	Incentive Plan
Awards:	Awards:
Number of	Market or
Number of	Number of	Unearned	Payout Value of
Securities	Securities	Shares, Units	Unearned
Underlying	Underlying	or Other	Shares, Units or
Unexercised	Unexercised	Option	Rights	Other Rights
Options	Options	Exercise	Option	Option	That Have	That Have Not
(#)	(#)	Price	Vesting	Expiration	Not Vested	Vested
Name	Exercisable	Unexercisable	($)	Date	Date	(#)	($)(b)

M. C. Pigott	200,598	0	10.5679	1/1/01	4/28/08	44,203	$2,446,533
310,870	0	10.6235	1/1/02	4/27/09	44,907	2,408,179
351,298	0	8.2469	1/1/03	1/25/10	37,500	(c	)	2,043,000
342,339	0	10.1975	1/1/04	1/24/11
284,724	0	12.5353	1/1/05	1/23/12
248,427	0	13.9555	1/1/06	1/15/13
135,067	0	25.3126	1/1/07	1/15/14
0	173,043	32.1111	1/1/08	1/20/15
0	147,343	32.2267	1/1/09	1/26/16
0	112,266	44.5600	1/1/10	1/31/17

M. A. Tembreull	3,408	0	13.9555	1/1/06	1/15/13	11,883	658,663
81,351	0	25.3126	1/1/07	1/15/14	12,090	647,386
0	83,983	32.1111	1/1/08	1/20/15
0	79,213	32.2267	1/1/09	1/26/16
0	60,450	44.5600	1/1/10	1/31/17

T. E. Plimpton	79,128	0	13.9555	1/1/06	1/15/13	9,052	508,135
55,255	0	25.3126	1/1/07	1/15/14	9,327	493,153
0	63,990	32.1111	1/1/08	1/20/15
0	60,354	32.2267	1/1/09	1/26/16
0	46,635	44.5600	1/1/10	1/31/17

J. G. Cardillo	36,235	0	12.5353	1/1/05	1/23/12	4,006	234,700
33,198	0	13.9555	1/1/06	1/15/13	4,308	218,247
19,486	0	25.3126	1/1/07	1/15/14
0	27,688	32.1111	1/1/08	1/20/15
0	28,057	32.2267	1/1/09	1/26/16
0	29,640	44.5600	1/1/10	1/31/17

K. R. Gangl	0	17,406	32.1111	1/1/08	1/20/15	3,678	215,250
0	25,744	32.2267	1/1/09	1/26/16	3,951	200,377
0	21,279	44.5600	1/1/10	1/31/17

(a)	Represents stock options granted under the LTIP. The vesting date may be accelerated if a Change in Control occurs. Options have a term of ten years unless employment is terminated earlier.

(b)	Represents restricted stock granted under the LTIP. The value is based on the closing price of the Company’s stock on December 29, 2007, of $54.48. 25% of the shares vest on January 1 following the grant date and 25% vest on each succeeding first of January.

(c)	Scheduled to vest December 31, 2011.

Option Exercises and Stock Vested

The following table shows all stock options exercised and restricted stock awards that vested during 2007 for the Named Executive Officers and the value realized upon exercise or vesting. The number of shares reflects the 50 percent stock dividend effective October 9, 2007.

	Option Awards		Stock Awards
			Number
	Number of		of Shares
	Shares	Value	Acquired	Value
	Acquired	Realized on	on	Realized
	on Exercise	Exercise	Vesting	on Vesting
Name	(#)	($)	(#)	($)

M. C. Pigott	267,552	$10,477,470	14,735	$656,592
M. A. Tembreull	239,999	8,622,162	3,961	176,502
T. E. Plimpton	83,091	3,162,484	3,018	134,482
J. G. Cardillo	13,570	483,794	1,336	59,532
K. R. Gangl	24,184	653,730	1,227	54,675

Pension Benefits

The following table shows the present value of the retirement benefit payable to the Named Executive Officers under the Company’s noncontributory retirement plan and Supplemental Retirement Plan as of December 31, 2007:

				Payments
		Number	Present	During
		of Years	Value of	Last
		Credited	Accumulated	Fiscal
		Service	Benefit	Year
Name	Plan Name	(#)	($)	($)

M. C. Pigott	Retirement Plan	28	$532,976	$0
	Supplemental Retirement Plan	28	7,846,483	0
M. A. Tembreull	Retirement Plan	35	1,107,120	0
	Supplemental Retirement Plan	35	8,649,289	0
T. E. Plimpton	Retirement Plan	31	783,866	0
	Supplemental Retirement Plan	31	4,554,362	0
J. G. Cardillo	Retirement Plan	17	474,320	0
	Supplemental Retirement Plan	17	1,324,397	0
K. R. Gangl	Retirement Plan	8	220,506	0
	Hiring Agreement	8	841,088	0
	Supplemental Retirement Plan	8	500,728	0

The Company’s qualified noncontributory retirement plan has been in effect since 1947. The Named Executive Officers participate in this plan on the same basis as other salaried employees. Employees are eligible to become a member in the plan after completion of 12 months of employment with at least 1,000 hours of service. The plan provides benefits based on years of service and salary. Participants are vested in their retirement benefits after five years of service.

The benefit for each year of service, up to a maximum of 35 years, is equal to one percent of highest average salary plus 0.5 percent of highest average salary in excess of the Social-Security-covered compensation level. Highest average salary is defined as the average of the highest 60 consecutive months of an employee’s cash compensation, which includes base salary and annual incentive cash compensation but it excludes compensation under the Long Term Incentive Plan. The benefits are not subject to any deduction for Social Security or other offset amounts. Benefits from the plan are paid as a monthly single-life annuity, or if married, actuarially-equivalent 50 percent joint and survivor annuity and 100 percent joint and survivor annuity options are also available. Survivor benefits based on the 50 percent joint and survivor option will be paid to an eligible spouse if the employee is a vested member in the plan and dies before retirement.

The Company’s unfunded Supplemental Retirement Plan (SRP) provides a retirement benefit to those affected by the maximum benefit limitations permitted for qualified plans by the Internal Revenue Code and to those deferring incentive compensation bonuses. The benefit is equal to the amount of normal pension benefit reduction resulting from the application of maximum benefit and salary limitations and the exclusion of deferred incentive compensation bonuses from the retirement plan benefit formula. Benefits from the plan are paid as a lifetime monthly annuity or a single lump sum distribution at the executive’s election and will be made at the later of: (1) termination of employment; (2) age 55 with 15 years of service or age 65, whichever occurs first; or (3) twelve months from the date the payment election is made. If the participant dies before the Supplemental Benefit commencement date, the participant’s surviving spouse will be eligible to receive a survivor pension for the amount by which the total survivor pension benefit exceeds the surviving spouse’s retirement plan benefit.

Normal retirement age under both plans is 65 and participants may retire early between ages 55 and 65 if they have 15 years of service. For retirement at ages 55 through 61 with 15 years of service, pension benefits are reduced four percent per year from age 65. For retirement at or after age 62 with 15 years of service, there is no reduction in retirement benefits. As of December 31, 2007, M. A. Tembreull, T. E. Plimpton and J. G. Cardillo were eligible for a reduced early retirement benefit. Mr. K. R. Gangl is eligible for age 62 unreduced early retirement benefit under the terms of his hiring agreement.

The Pension Plan table shows the present value of the accrued retirement benefits for the Named Executive Officers under the Company’s retirement plan and Supplemental Retirement Plan based on highest average salary and service as of December 31, 2007. The retirement benefits were calculated using the assumptions found in the Notes for Consolidated Financial Statements under Note L of the Company’s 2007 Annual Report on Form 10-K. Depending on executive recruitment considerations, additional years of service may be offered to new executives.

Nonqualified Deferred Compensation

The following table provides information about the deferred compensation accounts of the Named Executive Officers as of December 31, 2007. Amounts deferred reflect cash awards payable in prior years but voluntarily deferred by the executive:

	Executive	Aggregate	Aggregate	Aggregate
	Contribution in	Earnings in	Withdrawals/	Balance as of
	2007	2007	Distributions	12/31/2007 (a)
Name	($)	($)	($)	($)

M. C. Pigott	$0	$3,074,892	$0	$6,414,862
M. A. Tembreull	0	3,699,116	0	11,172,652
T. E. Plimpton	0	508,161	0	4,309,254
J. G. Cardillo	0	137,886	0	2,463,132
K. R. Gangl	0	0	0	0

(a)	To the extent required to be reported, all cash awards were reported as compensation to the Named Executive Officer in the Summary Compensation Table for previous years.

The Company’s Deferred Compensation Plan provides all eligible employees including the Named Executive Officers an opportunity to voluntarily defer all or part of the cash awards earned and payable under the Long Term Incentive Plan and the Senior Executive Yearly Incentive Compensation Plan. The Company makes no contributions to the Plan.

A portion of the amount in the 2007 Aggregate Earnings column is reported in the Summary Compensation Table for the Named Executive Officers as follows: M. C. Pigott $212; M. A. Tembreull $4,519; T. E. Plimpton $4,044; J. G. Cardillo $2,694; K. R. Gangl $0.

All amounts reported reflect cash awards deferred prior to January 1, 2007. The Named Executive Officers have elected to defer into an income account, a stock unit account or any combination of each. Deferral elections were made in the year before the award is payable. Cash awards were credited to the income account as of January in the year the award is payable and interest is compounded quarterly on the account balance based on the simple combined average of monthly Aa Industrial Bond Yield averages for the previous quarter. The Named Executive Officer may elect to be paid out the balance in the income account in a lump sum or in up to 15 substantially equal annual installments. Cash awards credited to the stock unit account are based on the closing price of a share of the Company’s common stock on the first five trading days in January of the year the cash award is payable. Dividend equivalents are credited to the stock unit account based on the closing price of the Company’s common stock on the date the dividend is paid to stockholders. The stock unit account is paid out in a single distribution of whole shares of the Company’s common stock.

Potential Payments Upon Termination or Change-in-Control

The Named Executive Officers do not have severance or change-in-control agreements with the Company. The information below describes certain compensation that would become payable under existing plans if each Named Executive’s employment terminated or a change-in-control occurred on December 31, 2007. These payments are in addition to deferred compensation balances and the present value of accumulated Supplemental Retirement Plan benefits reported in the “Nonqualified Deferred Compensation” and “Pension Benefits” tables.

	M. C. Pigott	M. A. Tembreull	T. E. Plimpton	J. G. Cardillo	K. R. Gangl

Termination for Cause	$0	$0	$0	$0	$0
Termination Without Cause	0	0	0	0	0
Retirement
Annual Incentive Plan	N/A	1,039,500	748,440	472,824	339,042
Long-Term Performance Award	N/A	840,000	576,000	240,000	170,638
Restricted Stock	N/A	658,663	508,135	234,700	215,250
Total	N/A	2,538,163	1,832,575	947,524	724,930
Death
Annual Incentive Plan	2,059,200	1,039,500	748,440	472,824	339,042
Long-Term Performance Award	3,400,000	1,691,667	1,162,500	552,500	414,638
Restricted Stock	4,179,285	658,663	508,135	234,700	215,250
Total	9,638,485	3,389,830	2,419,075	1,233,024	968,930
Change-in-Control
Annual Incentive Plan	2,059,200	1,039,500	748,440	594,000	484,000
Long-Term Performance Award	5,300,000	2,543,333	1,749,000	811,000	688,750
Restricted Stock	4,179,285	658,663	508,135	234,700	215,250
Total	$11,538,485	$4,241,497	$3,005,575	$1,639,700	$1,388,001

Termination for Cause. If a Named Executive Officer had been terminated for “cause,” as defined in the Company’s Long Term Incentive Plan (LTIP), all unpaid cash incentives under the Senior Executive Yearly Incentive Compensation Plan (IC) and LTIP, stock options (vested and unvested), restricted stock, deferred compensation balances and accrued Supplemental Retirement Plan benefits would have been immediately forfeited.

Resignation or Termination Without Cause. If a Named Executive Officer had resigned or been terminated without cause, all unpaid incentives under the IC and the LTIP, unvested stock options and restricted stock would have been immediately forfeited. Vested stock options with an expiration date of April 28, 2008 would remain exercisable until that date. Vested stock options with expiration dates of April 27, 2009, through January 15, 2013, would remain exercisable for three months from the date of termination. All other vested stock options would remain exercisable for one month from the date of termination (expiration dates and number of stock options are disclosed in the “Outstanding Equity Awards at Fiscal Year-End” table).

Deferred compensation balances, as described in the Nonqualified Deferred Compensation Table, would be paid in a lump sum or in installments according to the payment election filed by the Named Executive Officer. The executive could elect to have such payments made or commence in any January that is at least 12 months from the date of such payment election, but no later than the first January following the year in which the executive attains age 70-1/2.

Accrued Supplemental Retirement Plan benefits described under Pension Benefits Table would be paid in a form previously elected by the Named Executive Officer. M. C. Pigott, T. E. Plimpton and J. G. Cardillo would receive single lump-sum cash payments and M. A. Tembreull and K. R. Gangl would receive monthly annuities payable for life. If termination occurred on December 31, 2007, these payments would be made or would commence in accordance with the terms of the Plan on January 1, 2008, for M. A. Tembreull, T. E. Plimpton, J. G. Cardillo and K. R. Gangl. Payments for M. C. Pigott would begin when first eligible to receive retirement benefits under the qualified Retirement Plan.

Retirement. M. C. Pigott was not eligible to receive retirement benefits on December 31, 2007 due to the age threshold. For the remaining three Named Executive Officers, deferred compensation balances and accumulated Supplemental Retirement Plan benefits would have been payable as described above under “Resignation or Termination Without Cause.”

Annual incentive compensation (IC) earned in 2007 would have been paid in the first quarter of 2008 and long-term incentive cash awards earned under the 2005-2007 performance cycle would be paid in April 2008 based on actual performance against goals. Unvested stock options would have been immediately forfeited and vested stock options would have remained exercisable for 12 months following the date of retirement. All annual restricted stock would be immediately vested.

Death. In the event of death on December 31, 2007, beneficiaries of the Named Executive Officers would have been entitled to receive all of the benefits that would have been paid to a Named Executive Officer who had retired on that date as described above, with the following exceptions:

Long-term incentive cash awards earned under the 2006-2008 LTIP performance cycle and the 2007-2009 LTIP performance cycle would have been paid on a prorated basis (2/3 and 1/3, respectively) following completion of the cycle, based on actual performance against goals. Restricted stock awarded under the share match program would vest following completion of the cycle if the performance goal is achieved.

Change-in-Control. Benefits payable in the event of a change-in-control on December 31, 2007, are the same as benefits payable in the event of death on the same date (as described above) with the following exceptions:

Named Executive Officers would have been entitled to a maximum IC award for 2007 (200 percent of target), a maximum long-term incentive cash award under the 2005-2007 performance cycle of the LTIP and a maximum prorated award under the 2006-2008 and the 2007-2009 performance cycles based on the number of full or partial months completed in the performance cycle. The maximum payout amounts are shown in the table above and would have been paid in a lump sum immediately following the change-in-control. All restricted stock would vest immediately.

Deferred compensation balances would have been paid as a single lump sum in cash from the “income account” and whole shares of the Company’s common stock from the “stock account” immediately following the change-in-control.

In addition, in the event of a change-in-control, the Compensation Committee of the Board of Directors has the discretionary authority to provide the following additional benefits:

1)  Immediate vesting of all unvested stock options. The value of unvested options that could have been immediately vested upon a change-in-control on December 31, 2007, was: M. C. Pigott $8,263,328; M. A. Tembreull $4,241,022; T. E. Plimpton $3,237,081; J. G. Cardillo $1,537,740; K. R. Gangl $1,173,330.

2)  Increased Supplemental Retirement Benefits. If the Committee chooses to terminate the Supplemental Retirement Plan upon a change-in-control, the value of accrued benefits under the plan would be paid in a single lump sum immediately following the change-in-control. The additional Supplemental Retirement Plan benefits that would have been paid had the plan been terminated following a change-in-control on December 31, 2007, are as follows: M. C. Pigott $8,240,934; M. A. Tembreull $3,838,596; T. E. Plimpton $3,046,929; J. G. Cardillo $790,992; K. R. Gangl $385,685. For purposes of calculating the value of the benefit to be paid upon such a plan termination, the normal actuarial factors and assumptions used to determine “Actuarial Equivalent” under the qualified retirement plan will be used with the exception of the interest rate which will be zero percent.

INDEPENDENT AUDITORS

Ernst & Young LLP performed the audit of the Company’s financial statements for 2007 and has been selected to perform this function for 2008. Partners from the Seattle office of Ernst & Young LLP will attend the Annual Meeting and will have the opportunity to make statements if they desire and will be available to respond to appropriate questions.

POLICIES AND PROCEDURES FOR RELATED PERSON TRANSACTIONS

Under its Charter, the Audit Committee of the Board of Directors is responsible for reviewing and approving related person transactions as set forth in Item 404 of Securities and Exchange Regulation S-K. The Committee will consider whether such transactions are in the best interests of the Company and its stockholders. The Company has written procedures designed to bring such transactions to the attention of management. Management is responsible for presenting related person transactions to the Audit Committee for review and approval.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers to report to the SEC on a timely basis their ownership of Company stock and any changes in such ownership. The Company believes that all of its directors and executive officers complied with all reporting requirements on a timely basis during 2007 except that Michael T. Barkley filed one Form 4 report four days late for one transaction and that Mr. James C. Pigott was late in filing twelve Form 4 reports for twelve transactions due to inaccurate recordkeeping of gifts and dividend reinvestments. These transactions were reported on a Form 5 for 2007.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors has furnished the following report:

The Audit Committee is comprised of four members, each of whom meets the independence and financial literacy requirements of SEC and NASDAQ rules. It adopted a written charter outlining its responsibilities that was approved by the Board of Directors. A current copy of the Audit Committee’s charter is posted at www.paccar.com/company/corporateresponsibility/auditcommittee.asp. The Board of Directors designated John M. Fluke, Jr., as audit committee financial expert.

Among the Committee’s responsibilities is the selection and evaluation of the independent auditors and the review of the financial statements. The Committee reviewed and discussed the audited consolidated financial statements for the most recent fiscal year with management. In addition, the Committee discussed under SAS 61 (Codification of Statements on Auditing Standards, AU § 380) all matters required to be discussed with the independent auditors Ernst & Young LLP. The Committee received from Ernst & Young LLP the written disclosures required by Independence Standards Board Standard No. 1 and discussed with them their independence from the Company. Based on the Audit Committee’s review of the audited financial statements and its discussions with management and the independent auditors, the Committee recommends to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and be filed with the Securities and Exchange Commission.

The Committee approved the engagement of the independent auditors, Ernst & Young LLP. The Audit Committee has also adopted policies and procedures for preapproving all audit and nonaudit work performed by Ernst & Young. The audit services engagement terms and fees and any changes to them require Audit Committee preapproval. The Committee has also preapproved the use of Ernst & Young for specific categories of nonaudit, audit-related and tax services up to a specific annual limit. Any proposed services exceeding preapproved limits require specific Audit Committee preapproval. The Company’s complete preapproval policy was attached to the Company’s 2004 proxy statement as Appendix E. The Audit Committee has considered whether the provision of the nonaudit services listed below is compatible with maintaining the independence of Ernst and Young LLP. The services provided for the year ended December 31, 2007, and December 31, 2006, are as follows:

	(In millions)
	2007	2006

Audit	$4.86	$4.60
Audit-Related	.31	.23
Tax	.26	.27
All Other	.00	.00

	$5.43	$5.10

Audit Fees

In the year ended December 31, 2007, the independent auditors, Ernst & Young LLP, charged the Company $4.86 million for professional services rendered for the audit of the Company’s annual financial statements included in the Company’s Annual Report on Form 10-K, audit of the effectiveness of the Company’s internal control over financial reporting, reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, and services provided in connection with statutory and regulatory filings.

Audit-Related Fees

In the year ended December 31, 2007, the independent auditors, Ernst & Young LLP, billed the Company $.31 million for audit-related professional services. These services include employee benefit plan (pension and 401(k)) audits and other assurance services not directly related to the audit of the Company’s consolidated financial statements.

Tax

In the year ended December 31, 2007, the independent auditors, Ernst & Young LLP, billed the Company $.26 million for tax services, which include fees for tax return preparation for the Company, consulting on audits and inquiries by taxing authorities, and the effects that present and future transactions may have on the Company’s tax liabilities.

All Other Fees

In the year ended December 31, 2007, Ernst & Young LLP was not engaged to perform professional services other than those authorized above.

THE AUDIT COMMITTEE

W. G. Reed, Jr., Chairman
J. M. Fluke, Jr.
S. F. Page
H. A. Wagner

STOCKHOLDER RETURN PERFORMANCE GRAPH

The following line graph compares the yearly percentage change in the cumulative total stockholder return on the Company’s common stock to the cumulative total return of the Standard & Poor’s Composite 500 Stock Index and the return of an industry peer group of companies identified in the graph (the Peer Group Index) for the last five fiscal years ending December 31, 2007. Standard & Poor’s has calculated a return for each company in the Peer Group Index weighted according to its respective capitalization at the beginning of each period with dividends reinvested on a monthly basis. Management believes that the identified companies and methodology used in the graph for the Peer Group Index provides a better comparison than other indices available. The Peer Group Index consists of ArvinMeritor, Inc., Caterpillar Inc., Cummins, Inc., Dana Corp., Deere & Co., Eaton Corp., Ingersoll-Rand Co. Ltd., Navistar International Corp. and Oshkosh Truck Corp. The comparison assumes that $100 was invested December 31, 2002, in the Company’s common stock and in the stated indices and assumes reinvestment of dividends.

	2002	2003	2004	2005	2006	2007
PACCAR Inc	100.00	189.53	278.85	249.80	367.26	476.71
S&P 500 Index	100.00	128.68	142.69	149.70	173.34	182.86
Peer Group Index	100.00	164.50	197.60	204.96	233.59	337.06

STOCKHOLDER PROPOSALS

The Company has been advised that two stockholders intend to present proposals at the Annual Meeting. The Company will furnish the name, address and number of shares held by the proponent of each of the following stockholder proposals upon receipt of written or oral request for such information to the Secretary.

In accordance with the proxy regulations, the following is the complete text of each proposal exactly as submitted. Some of the stockholder proposals contain assertions the Company believes are incorrect. The Company has not attempted to refute all of these inaccuracies. The Company accepts no responsibility for the proposals.

ITEM 3:	STOCKHOLDER PROPOSAL REGARDING THE SUPERMAJORITY VOTING PROVISIONS

RESOLVED, shareowners of our company urge our company to take all steps necessary, in compliance with applicable law, to remove the supermajority vote requirements in our Certificate of Incorporation and by-laws, including but not limited to, the supermajority vote requirements necessary to amend our Company’s by-laws.

This topic won a 67% yes-vote average at 20 major companies in 2007. The Council of Institutional Investors www.cii.org formally recommends adoption of this proposal topic.

Our current rule allows a small minority to frustrate the will of our shareholder majority. For example, in requiring an 67%-vote on a number of key governance issues, if our vote is an overwhelming 66%-yes and only 1%-no – only 1% could force their will on our 66%-majority.

Independent PCAR shareholders are believed to have given approximately 60%-support to 7 proposals to our company since 2002 on the topics of annual election of each director and removing the poison pill. These 7 proposals won 39%-to-48% supporting votes from all shareholders. It is believed that this translates into approximately 60%-support from the non-family stock. Our company has not positively responded to these votes. The topic of this proposal is being voted for the first time at PCAR and it too is expected to obtain approximately 60%-support of independent shareholders.

John Chevedden, Redondo Beach, Calif., who sponsored a number of proposals on this topic, said the merits of adopting this proposal should also be considered in the context of our company’s overall corporate governance. For instance in 2007 the following governance status was reported (and certain concerns are noted):
• The Corporate Library http://www.thecorporatelibrary.com an independent investment research firm rated our company:
“Very High Concern” in Takeover Defenses.
“High Concern” in Executive Pay.
• We were allowed to vote on individual directors only once in 3-years – Accountability concern.
• Plus all our directors can still remain on our Board even if 90% of shareholders vote against them and they run unopposed.
• We would have to marshal a 67% shareholder vote to make certain governance improvements – Entrenchment concern.
• We had no Independent Chairman and not even a Lead Director.
• We had no right to:
Cumulative voting.
To call a special meeting.
To act by written consent.
To vote on our auditors.

Additionally:
• Our following directors served on boards rated F or D by The Corporate Library:
 1) Mr. Parry Countrywide (CFC) F-rated
 2) Mr. Wagner United Technologies (UTX) D-rated
• Our full Board met only 4-times in an entire year – Commitment concern.
• Our board had two insiders and another director is potentially conflicted.
• Our key Audit Committee had only two meetings in a whole year.
• The Nomination Committee Chairman had 35-years director tenure – Independence concern.

The above status shows there is room for improvement and reinforces the reason to take one step forward now and vote yes:
Adopt Simple Majority Vote –
Yes on 3

BOARD OF DIRECTORS’ RESPONSE

THE BOARD OF DIRECTORS OPPOSES THE PROPOSED RESOLUTION AND UNANIMOUSLY RECOMMENDS A VOTE AGAINST ITEM 3 FOR THE FOLLOWING REASONS:

PACCAR has a proven commitment to outstanding corporate governance policies and practices and excellent stockholder returns. This conservative framework has ensured that the Company is governed in accordance with the highest standards of integrity and in the best interest of its stockholders.

The Company’s excellent governance practices and strong financial performance have delivered outstanding results to stockholders.

The Company’s average annual total stockholder return over the last ten years is 22.7 percent compared with 5.9 percent for the S&P 500. The Company’s return to stockholders exceeded the S&P 500 for the previous one-, five- and ten- year time periods. The Company’s governance structure positions the Company for profitable long-term growth and the benefit of its stockholders.

The Company’s supermajority voting provisions ensure that a broad consensus of stockholders agree on significant corporate changes.

Under the Company’s existing governance documents, a “simple majority vote” applies to many matters submitted for stockholder approval. For significant corporate transactions, the Certificate of Incorporation provides that stockholders of at least two-thirds of the outstanding voting stock must approve the recommended action. Examples of these significant corporate transactions include the following:

•	amendment of the Certificate of Incorporation;

•	the sale, lease or exchange of all or substantially all of the Company’s property and assets;

•	removal of directors or the entire Board;

•	the Company’s merger or consolidation with another entity;

•	dissolution of the Company; and

•	approval of a stockholder action to make, alter or repeal the bylaws.

After careful consideration, the Board of Directors believes that the supermajority voting requirements are reasonable and appropriate for fundamental matters that affect the Company. The Company’s two-thirds supermajority vote provisions are designed to protect all PACCAR stockholders against coercive takeover tactics by self-interested investors (such as hedge funds or corporate raiders) by requiring that a broad consensus of stockholders agree on fundamental corporate matters. Delaware law permits supermajority voting requirements and many publicly-traded companies have adopted these provisions to preserve and maximize value for all stockholders.

The supermajority voting provisions protect PACCAR stockholders against the self-interested actions of short-term investors such as hedge funds or corporate raiders.

If a simple majority vote standard were adopted, and only 50.1 percent of the shares are present at a stockholders’ meeting, as little as 25.1 percent of the outstanding voting power of the Company could approve corporate changes that may be damaging to the long-term interest of the Company. The Board of Directors believes that more meaningful voting requirements are appropriate for issues that have a long-lasting effect on the Company.

The supermajority voting provisions are in the best interest of PACCAR stockholders.

•	The current voting provisions encourage persons or firms making unsolicited takeover bids to negotiate with the Board to ensure that the interests of all the Company’s stockholders are considered. In addition, the supermajority provisions allow the Board to consider alternative proposals that maximize the value of the Company for all stockholders.

•	The Board of Directors believes that major steps such as the sale, merger or dissolution of the Company should have the support of a broad consensus of the stockholders.

•	The Board of Directors believes that the existing two-thirds voting requirement is reasonable and appropriate to maximize value for all stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 3.

ITEM 4: STOCKHOLDER PROPOSAL REGARDING A DIRECTOR VOTE THRESHOLD

Resolved: That the shareholders of PACCAR, Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement: In order to provide shareholders a meaningful role in director elections, our company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. Our Company presently uses a plurality vote standard in all director elections. Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard in director elections, an increasing number of companies, including Intel, Dell, Motorola, Texas Instruments, Wal-Mart, Safeway, Home Depot, Gannett, Marathon Oil and Supervalu, have adopted a majority vote standard in company by-laws. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. Other companies have responded only partially to the call for change by simply adopting post-election director resignation policies that set procedures for addressing the status of director nominees that receive more “withhold” votes than “for” votes. At the time of the submission of this proposal, our Company and its board had not taken either action.

We believe the critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard in Company governance documents. Our Company needs to join the growing list of companies that have taken this action. With a majority vote standard in place, the board can then consider action on developing post election procedures to address the status of directors that fail to win election. A combination of a majority vote standard and a post-election director resignation policy would establish a meaningful right for shareholders to elect directors, while reserving for the board an important post-election role in determining the continued status of an unelected director. We feel that this combination of the majority vote standard with a post-election policy represents a true majority vote standard.

BOARD OF DIRECTORS’ RESPONSE

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST ITEM 4 FOR THE FOLLOWING REASONS:

One of the strengths of PACCAR is the continuity of vision and quality performance that have resulted from the diligent and positive manner in which the directors guide the Company. PACCAR stockholders have benefited from the outstanding leadership the Board of Directors has provided the Company for many years. The Company’s average annual total stockholder return over the last ten years is 22.7 percent compared with 5.9 percent for the S&P 500.

The Company has an excellent history of electing Board directors by a substantial majority.

•	For 20 consecutive years, over 88 percent of the outstanding shares have been represented at the Company’s annual meeting.

•	Every director nominee has received an affirmative vote greater than 87 percent of the shares voted through the plurality process during the previous 20 years.

•	The Company’s Nominating and Governance Committee has a thorough and proven director selection process to identify strong nominees committed to serving the Company and its stockholders.

•	The Company has a governance policy that requires a director to submit a resignation to the Board upon a change in principal employment or responsibility. This policy provides additional assurance that Board directors are of the highest caliber to serve stockholders during their term.

A plurality voting standard is an accepted method among public companies and is the standard voting practice under the laws of the State of Delaware.

•	The rules governing plurality voting are well understood by stockholders. In plurality voting for the election of directors, the nominees with the most votes are elected. By contrast, in a majority voting system, the result is uncertain if none of the director nominees receives a majority of the votes cast.

•	It is not in the best interest of the Company or its stockholders to implement a majority vote system that lacks a clear process for determining the outcome in a situation where no nominee receives a majority of the votes cast.

•	The Company’s stockholders rejected similar stockholder proposals by a substantial margin in 2005, 2006 and 2007.

The Board believes electing directors under a plurality vote process is best for the ongoing success of the Company and its stockholders, but it will continue to review the majority vote standard.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 4.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2009

A stockholder proposal must be addressed to the Corporate Secretary and received at the principal executive offices of the Company, P.O. Box 1518, Bellevue, Washington 98009, by the close of business on November 22, 2008, to be considered for inclusion in the proxy materials for the Company’s 2009 Annual Meeting of Stockholders.

For business to be brought before the Annual Meeting of Stockholders by a stockholder, other than those proposals included in the proxy materials, the Company’s Bylaws (Art. III, Sec. 5) provide that notice of such business must be received at the Company’s principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the prior year’s annual meeting. The notice must specify the stockholder’s name, address and number of shares of the Company beneficially owned, a description of the desired business to be brought before the annual meeting and the reasons for conducting such business at the annual meeting and other information stated in the Bylaws.

The Company’s Bylaws (Art. III, Sec. 6) provide that nominations for director by a stockholder must be received by the Corporate Secretary at the Company’s principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the prior year’s annual meeting. The notice must specify the stockholder’s name, address and number of shares of the Company beneficially owned, and it must specify certain information relating to the nominee as required under Regulation 14A under the Securities Exchange Act of 1934.

A copy of the pertinent Bylaw provision is available on request to the Corporate Secretary, PACCAR Inc, P.O. Box 1518, Bellevue, Washington 98009.

OTHER BUSINESS

The Company knows of no other business likely to be brought before the meeting.

J. M. D’Amato
Secretary

March 12, 2008

Appendix A

(Proposed Amendment)

FOURTH:   The Corporation is authorized to issue 1,201,000,000 shares of stock of all classes, consisting of 1,200,000,000 shares of common stock having a par value of $1.00 per share and 1,000,000 shares of preferred stock having no par value. Each holder of record of shares of common stock shall be entitled to one vote for each share of stock outstanding in his name of record on the books of the Corporation. The holders of shares of preferred stock shall have no vote other than as may be provided by resolution of the Board of Directors. Other than as here expressly provided, the Board of Directors of the Corporation is expressly granted the authority to fix by resolution or resolutions, the voting power, designations, preferences and relative participating optional or other special rights and the qualifications, limitations or restrictions thereof in respect of any class or classes of stock or any shares of any class of stock of the Corporation to the full extent permitted by the General Corporation Law of the State of Delaware.

Directions to Meydenbauer Center

Driving Directions	Parking
• From I-405 northbound or southbound take Exit 13A west (NE 4th Street westbound).
• Turn right onto 112th Avenue NE (heading north).

• Turn left onto NE 6th Street and proceed into the Meydenbauer Center parking garage entrance on the right.
Due to limited parking availability and construction around Meydenbauer Center, you are encouraged to explore Metro Transit’s commuter services. The Bellevue Transit Center is located one block from Meydenbauer Center.

Please visit www.meydenbauer.com for the latest information on parking availability in and around Meydenbauer Center.

Vehicles with two or more occupants may use the NE 6th Street HOV only off- and on-ramps. Cross 112th Avenue NE and turn right into the Meydenbauer Center parking garage.

ANNUAL MEETING OF STOCKHOLDERS Tuesday, April 22, 2008 10:30 a.m. Meydenbauer Center 11100 N.E. 6th Street Bellevue, Washington 98004 Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on Tuesday, April 22, 2008 at 10:30 a.m. at Meydenbauer Center, Bellevue, Washington. The proxy statement and annual report to stockholders are available on the Company’s website at www.paccar.com/2008annualmeeting/. 777 — 106th Avenue N.E. Bellevue, WA 98004 proxy
This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 22, 2008.
The shares of common stock you hold of record on February 26, 2008, will be voted as you specify on the reverse side.
If the proxy is signed and no choice is specified, the proxy will be voted “FOR” Items 1 and 2 and “AGAINST” Items 3 and 4. By signing the proxy, you revoke all prior proxies and appoint Mark C. Pigott, John M. Fluke, Jr., and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and to vote in their discretion on any other matters which may properly come before the Annual Meeting and all adjournments.
Shares credited to the undersigned in the PACCAR Inc Savings Investment Plan (SIP) will be voted by the Trustee in accordance with the voting instructions indicated on the reverse. If no voting instructions are received, the Trustee will vote the shares in direct proportion to the shares with respect to which it has received timely voting instructions by Members, as provided in the SIP.
Please mark, sign, date, and return the proxy card promptly using the enclosed envelope.

See reverse for voting instructions. COMPANY # CONTROL #
There are three ways to vote your Proxy
Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK HHH EASY HHH IMMEDIATE
· Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 noon (CT) on April 21, 2008.
· You will be prompted to enter the last 4 digits of your Social Security number and the 3-digit Company Number and the 7-digit Control Number which are located above.
· Follow the instructions provided.
VOTE BY INTERNET — www.eproxy.com/pcar — QUICK HHH EASY HHH IMMEDIATE
· Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 noon (CT) on April 21, 2008.
· You will be prompted to enter the last 4 digits of your Social Security number and the 3-digit Company Number and the 7-digit Control Number which are located above to obtain your records and create an electronic ballot.
· Follow the instructions provided.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to PACCAR Inc, c/o Shareowner ServicesY, P.O. Box 64873, St. Paul, MN 55164-0873.
If you vote by Phone or Internet, please do not mail your Proxy Card
F Please detach here F
The Board of Directors Recommends a Vote “FOR” Items 1 and 2 and “AGAINST” Items 3 and 4.
1. Election of Directors: 01 John M. Fluke, Jr. 03 Michael A. Tembreull h Vote FOR all nominees h Vote WITHHELD
02 Stephen F. Page (except as marked) from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)
2. Amend Certificate of Incorporation to increase authorized common shares from h For h Against h Abstain 400,000,000 to 1,200,000,000
3. Stockholder proposal regarding the supermajority vote provisions h For h Against h Abstain
4. Stockholder proposal regarding a director vote threshold h For h Against h &n bsp; Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 and 2 and AGAINST ITEMS 3 and 4.
Address Change? Mark Box            h            Indicate changes below: Date Signature(s) in Box
Please sign exactly as name(s) appears in type. If shares are held by joint owners, all persons should sign. When acting as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign partnership name by authorized person.